SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            Form 8-K


                          CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 22, 1999




Commission    Registrant; State of Incorporation;      IRS Employer
File Number       Address; and Telephone Number      Identification No.


1-11375       UNICOM CORPORATION                        36-3961038
         (an Illinois corporation)
         37th Floor, 10 South Dearborn Street
         Post Office Box A-3005
         Chicago, Illinois 60690-3005
         312/394-7399


1-1839        COMMONWEALTH EDISON COMPANY               36-0938600
         (an Illinois corporation)
         37th Floor, 10 South Dearborn Street
         Post Office Box 767
         Chicago, Illinois 60690-0767
         312/394-4321




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Item 5.  Other Events

          On March 22, 1999, Commonwealth Edison Company ("ComEd") entered into an Asset Sale Agreement providing for the sale of substantially all of the assets of its fossil generation business to Edison Mission Energy for a cash purchase price of $4.813 billion. The assets include ComEd's six coal-fired generating plants, an oil and gas-fired plant, and nine peaking unit sites, which together represent an aggregate generating capacity of approximately 9,772 megawatts. Completion of the sale is subject to certain regulatory filings and approvals and is expected to occur during the fourth quarter of 1999.

          The sale is expected to produce a net after-tax gain of approximately $1.7 billion after recognizing the costs associated with ComEd's long-term coal contract obligations and certain employee related costs. However, the net gain will be offset by the after-tax effect of amortization of the regulatory asset established in 1998 as a result of an impairment evaluation of production plant costs. At December 31, 1998, the regulatory asset for impaired production plant was approximately $3.0 billion and is expected to be fully amortized by year end 1999 as a result of the gain on the fossil plants. Net cash proceeds from the sale are expected to exceed $3 billion and will be used to fund ComEd's program to reinforce and enhance its transmission and distribution system, to support ComEd's improvement of its nuclear generation operations and to provide a foundation for growth in other business opportunities.

          As part of the sale transaction, ComEd will enter into transitional power purchase agreements with the buyer. The agreement regarding the coal-fired units would cover a declining number of generating units over a five-year term, subject to an option in favor of ComEd to restore some or all of the units in later years of the agreement. The agreements regarding the oil and gas-fired plant and the peaking units cover the entire capacity of such generating units for a five-year term, subject to ComEd's option commencing in year three to terminate the agreements as to some or all of the generating units.


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                           SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                                      UNICOM CORPORATION
                                          (Registrant)


Date: March 22,1999           By:      John C. Bukovski
                                    ------------------------
                                       John C. Bukovski
                                     Senior Vice President





                                   COMMONWEALTH EDISON COMPANY
                                          (Registrant)


Date: March 22, 1999          By:       John C. Bukovski
                                    -------------------------
                                        John C. Bukovski
                                     Senior Vice President